EXHIBIT 99

For Immediate Release	For Further Information Contact:
Wednesday, August 3, 2005	Robert E. Phaneuf
Vice President - Corporate Development
(918) 592-0101

VINTAGE PETROLEUM REPORTS SECOND QUARTER RESULTS,

17 PERCENT INCREASE IN PRODUCTION;

2005 TARGETS INCREASED

Tulsa, Oklahoma – Vintage Petroleum, Inc. (NYSE:VPI) today announced net income of $57.7 million, or $0.86 per diluted share, in the second quarter of 2005, a 66 percent increase over income from continuing operations of $34.7 million, or $0.53 per diluted share, in the same quarter last year. This substantial increase was driven by a 17 percent increase in production from continuing operations and significantly higher oil and gas prices. Net income for the second quarter of 2004 was $37.4 million, or $0.57 per diluted share, including income from discontinued operations of $2.7 million, or $0.04 per diluted share.

Cash flow, a non-GAAP measure, was $107.1 million for the second quarter of 2005, up 58 percent from cash flow of $67.7 million in the second quarter of 2004. See the attached table for reconciliations of these non-GAAP financial measures to the corresponding GAAP amounts of cash provided by operating activities of $82.3 million for the second quarter of 2005 and $57.8 million for the same quarter in 2004.

Production Up 17 Percent

Total production from continuing operations for the quarter of 6.9 million barrels of oil equivalent (BOE) was 17 percent above the comparable 5.9 million BOE in the second quarter of 2004. This increase was driven by a 26 percent increase in oil production with Argentina, Yemen and the U.S. each contributing to this growth. The oil increase was slightly offset by a four percent decline in gas production from continuing operations as a result of reduced market demand in Bolivia compared to the prior-year quarter.

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Argentina oil production, before the impact of changes in inventories, in the second quarter of 2005 averaged 33,318 net barrels of oil per day (BOPD), an increase of 24 percent over the 26,978 net BOPD produced in the comparable quarter of 2004. The increase over the prior year’s quarter is primarily a result of additional production resulting from the company’s drilling and workover programs and the company’s acquisition of properties in the San Jorge basin during September 2004. In addition, the prior year’s quarter was negatively impacted by a labor strike reducing second quarter 2004 reported production by an estimated 2,200 BOPD.

Oil production in Yemen made its initial contribution in the second quarter of 2004 at 1,186 net BOPD and almost quadrupled to average 4,294 net BOPD during the second quarter of 2005, before the impact of changes in inventories. All of the An Nagyah field production during the second quarter was trucked to a nearby facility for processing and transporting to an export terminal. An 18-mile (28 km) pipeline to the processing facility was completed and became operational in early July. As a result the company expects production to increase to approximately 10,000 gross BOPD (5,200 net) by the middle of the third quarter.

U.S. oil production also showed a strong increase during the second quarter of 2005 rising 13 percent over the prior year’s second quarter to average 18,967 net BOPD, driven by the December 2004 acquisition of producing properties in the Gulf Coast area of Alabama and 2005 exploitation successes. Partially offsetting these increases, the company estimates the second quarter of 2005 was reduced by 400 net BOPD as a result of certain wells shut-in for part of the quarter due to damage from heavy rains and mudslides in California earlier in the year. These shut-in wells have now been returned to production.

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Total net gas production from continuing operations was down four percent from the prior year’s second quarter. U.S. and Argentina net gas production was up slightly during the second quarter of 2005; however, the anticipated lower sales volumes into Brazil caused Bolivia gas production to decrease 32 percent leading to the overall decline in total net gas production. In addition, the company estimates that U.S. gas production for the second quarter of 2005 was reduced by 66 MMCF of gas as a result of the heavy rains and mudslides in California.

Commodity Prices and Revenues

Including the impact of derivative financial instruments accounted for as hedges, the company’s realized price for oil from continuing operations increased 26 percent to an average of $36.48 per barrel in the second quarter of 2005, compared with last year’s second quarter average price of $29.04 per barrel. The company’s realized price for gas, including the impact of hedges, increased 27 percent to $4.92 per Mcf compared to $3.88 per Mcf in the second quarter of 2004. As a result of the increases in production and oil and gas prices, oil and gas revenues increased 48 percent to $238.3 million for the second quarter of 2005 from $160.6 million in the same quarter of 2004.

Costs and Expenses

Production costs from continuing operations totaled $6.38 per BOE in the second quarter of 2005, which is eight percent higher than the $5.90 per BOE for the previous year’s quarter. During the second quarter of 2005, the company incurred approximately $2.2 million, or $0.32 per BOE, to repair mudslide damage on its properties in Ventura County, California caused by heavy rains early in the year. The company expects to spend an additional $2.5 million during the third quarter of 2005 bringing the total expected cost in 2005 for the mudslide repairs to $8.2 million.

Second quarter export taxes in Argentina increased from $6.7 million in 2004 to $16.3 million in 2005 primarily as a result of the increased export tax rates announced in August 2004 and higher oil prices.

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Production, transportation and storage costs combined with production, ad valorem and export taxes (total lease operating expense) increased to $10.60 per BOE in the second quarter of 2005 from $8.44 per BOE in the year-earlier quarter, primarily attributable to increased production taxes and Argentina export taxes.

Exploration costs of $7.4 million for the second quarter of 2005 consisted of $3.7 million of seismic, geological and geophysical costs, and $3.7 million of dry hole costs, primarily in Yemen. This compares to exploration expense for the second quarter of 2004 of $7.3 million, comprised of $1.7 million of seismic, geological and geophysical costs, $4.4 million of dry hole costs, primarily in Italy, and $1.2 million of leasehold impairments.

Six Months Results

Net income for the six months ended June 30, 2005, was $89.6 million, or $1.33 per diluted share, compared to net income of $56.5 million, or $0.87 per diluted share, for the six months ended June 30, 2004. Income from continuing operations of $78.9 million, or $1.17 per diluted share, compares to $53.1 million, or $0.82 per diluted share for the six months ended June 30, 2004.

The company was required to account for certain oil price swap agreements using mark-to-market accounting during January and February 2005. As a result, the company recorded $41.0 million of derivative losses during the first quarter of 2005. As of June 30, 2005, $12.9 million of these losses had been realized and $28.1 million remained unrealized. Net income for the six months ended June 30, 2005, was reduced by $17.2 million ($28.1 million pre-tax), or $0.26 per diluted share, related to these unrealized losses. As these oil price swap agreements are settled in future periods, the company will report higher oil revenues in those future periods than would have been reported had the unrealized losses not been recognized in the first quarter of 2005. As of March 1, 2005, the company resumed hedge accounting for all of its derivative financial instruments.

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Cash flow, a non-GAAP measure, was $210.1 million for the six months ended June 30, 2005, up 58 percent compared to $132.9 million for the six months ended June 30, 2004, reflecting the increase in production and oil and gas prices from the six months ended 2004 levels. See the attached table for reconciliations of these non-GAAP financial measures to the corresponding GAAP amounts of cash provided by operating activities of $185.3 million for the six months ended June 30, 2005, and $142.2 million for the six months ended June 30, 2004.

2005 Targets Updated

As a result of the continued strong price environment and positive results from its development drilling programs in the U.S. and Yemen, the company is increasing its capital budget and production targets for 2005. The company’s 2005 capital budget has been increased 14 percent from $250 million to $285 million with the increases primarily allocated to the U.S. and Yemen development drilling programs.

The company is increasing its production target for 2005 from the previously announced 26.8 million BOE to 27.3 million BOE. The increase is due to positive results from its U.S. development drilling and workover programs, production performance of its wells in Yemen and an acceleration or expansion of various development drilling programs in the U.S. and Yemen as evidenced by the increased capital budget.

Due to strong oil and gas prices experienced during the first half of 2005 and the strength of the forward price curve, the company has increased its average NYMEX price assumptions for 2005 to $55.00 per barrel of oil and $7.00 per MMBtu of gas versus the previous assumptions of $50.00 per barrel and $6.50 per MMBtu. During the second quarter of 2005, the company experienced an improvement in the contract differentials in Argentina from those witnessed at year-end 2004 and earlier in 2005. Indications early in the third quarter are that this improvement has been sustained. Accordingly, the company has adjusted its expected net realized prices for oil production as a percent of NYMEX prices during 2005 to be 74 percent versus the previous target of 71 percent.

After considering the impact of the increases in targeted production, assumed NYMEX oil and gas prices, realized price assumptions and the other assumptions enumerated in the accompanying table,

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“Vintage Petroleum, Inc. and Subsidiaries, Revised 2005 Targets,” the company is increasing its target for 2005 cash flow (as defined in the attached table) by 23 percent to $435 million, which is $81 million higher than the previous target of $354 million. Similarly the revised target for 2005 EBITDAX has been raised by 21 percent, or $100 million, to $586 million from the previous target of $486 million.

Vintage to Webcast Second-Quarter 2005 Conference Call

The company’s second-quarter 2005 teleconference call to review second quarter results will be broadcast live on a listen-only basis over the internet on Thursday, August 4 at 3 p.m. Central Time. Interested parties may access the webcast by visiting the Vintage Petroleum, Inc. website at www.vintagepetroleum.com and selecting the microphone icon, or at www.fulldisclosure.com and typing VPI in the ticker search box and selecting “Go”. The teleconference may be accessed by dialing 800-362-0574 and providing the call identifier “Vintage” to the operator. The webcast and the accompanying slide presentation will be available for replay at the company’s website. An audio replay will be available until August 9, 2005, by dialing 402-530-9315.

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Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address estimates of future production, operating costs, capital spending, EBITDAX, cash flow, NYMEX prices of oil and gas and company realizations, the impact of oil and gas hedging activities, and events or developments that the company expects or believes are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by Argentina as a result of its political and economic conditions and changes in the estimated impact on the company, as well as continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the company’s filings with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI. For additional information, visit the company website at www.vintagepetroleum.com

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
REVENUES:
Oil, condensate and NGL sales	$186,089	$117,507	$351,646	$230,938
Gas sales	52,166	43,058	102,052	78,126
Sulfur sales	994	242	1,732	715
Gas marketing	16,124	17,462	34,702	32,234

Total revenues	255,373	178,269	490,132	342,013

COSTS AND EXPENSES:
Production costs	43,836	34,806	87,195	70,165
Transportation and storage costs	4,300	2,741	8,529	5,061
Production and ad valorem taxes	8,332	5,519	15,216	10,825
Export taxes	16,332	6,706	29,668	12,912
Exploration costs	7,429	7,329	17,755	8,565
Gas marketing	15,124	16,480	32,666	30,551
General and administrative	16,821	16,791	34,171	34,856
Depreciation, depletion and amortization	34,353	21,881	67,750	45,967
Impairment of proved oil and gas properties	—	—	—	3,915
Accretion	1,792	1,629	3,539	3,247
Other operating (income) expense	1,912	1,213	2,929	(3,604)

Total costs and expenses	150,231	115,095	299,418	222,460

OPERATING INCOME	105,142	63,174	190,714	119,553

NON-OPERATING (INCOME) EXPENSE:
Interest expense	11,600	12,674	23,155	26,695
Loss on early extinguishment of debt	—	—	—	9,903
Losses on derivative transactions	2,728	440	43,444	444
(Gain) loss on disposition of assets	(16)	4	(16)	(55)
Foreign currency exchange (gain) loss	1,069	(1,969)	2,335	(826)
Other non-operating income	(726)	(162)	(1,157)	(173)

Net non-operating expense	14,655	10,987	67,761	35,988

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	90,487	52,187	122,953	83,565

INCOME TAX PROVISION:
Current	24,182	16,269	38,586	28,413
Deferred	8,587	1,216	5,467	2,089

Total income tax provision	32,769	17,485	44,053	30,502

INCOME FROM CONTINUING OPERATIONS	57,718	34,702	78,900	53,063

INCOME FROM DISCONTINUED OPERATIONS	—	2,707	10,743	3,481

NET INCOME	$57,718	$37,409	$89,643	$56,544

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Continued)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
BASIC INCOME PER SHARE:
Income from continuing operations	$0.86	$0.54	$1.19	$0.83
Income from discontinued operations	—	0.04	0.16	0.05

Net income	$0.86	$0.58	$1.35	$0.88

DILUTED INCOME PER SHARE:
Income from continuing operations	$0.86	$0.53	$1.17	$0.82
Income from discontinued operations	—	0.04	0.16	0.05

Net income	$0.86	$0.57	$1.33	$0.87

Weighted average common shares outstanding:
Basic	66,799	64,741	66,471	64,535
Diluted	67,472	65,487	67,182	65,258

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and per share amounts)

(Unaudited)

	June 30, 2005	December 31, 2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$155,804	$124,221
Accounts receivable -
Oil and gas sales	127,098	107,870
Joint operations	11,854	12,479
Income taxes receivable	39,460	31,571
Deferred income taxes	22,639	15,364
Prepaids and other current assets	17,758	23,648

Total current assets	374,613	315,153

PROPERTY, PLANT AND EQUIPMENT, at cost:
Oil and gas properties, successful efforts method	2,289,876	2,163,176
Oil and gas gathering systems and plants	23,926	23,926
Other	33,313	31,932

	2,347,115	2,219,034

Less accumulated depreciation, depletion and amortization	1,009,816	942,656

Total property, plant and equipment, net	1,337,299	1,276,378

DEFERRED INCOME TAXES	10,959	13,200

OTHER ASSETS, net	50,513	40,161

	$1,773,384	$1,644,892

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Revenue payable	$28,154	$33,740
Accounts payable - trade	55,925	50,775
Current income taxes payable	18,954	23,565
Derivative financial instruments payable	80,966	27,672
Other payables and accrued liabilities	74,401	73,748

Total current liabilities	258,400	209,500

LONG-TERM DEBT	549,952	549,949

DEFERRED INCOME TAXES	77,646	80,383

LONG-TERM LIABILITY FOR ASSET RETIREMENT OBLIGATIONS	92,008	90,707

OTHER LONG-TERM LIABILITIES	39,195	30,675

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par, 5,000,000 shares authorized, zero shares issued and outstanding	—	—
Common stock, $0.005 par, 160,000,000 shares authorized, 67,514,467 and 66,541,984 shares issued and 66,977,600 and 66,012,252 outstanding, respectively	338	333
Capital in excess of par value	380,782	361,120
Retained earnings	425,352	342,707
Accumulated other comprehensive loss	(40,083)	(13,088)

	766,389	691,072
Less treasury stock, at cost, 536,867 and 529,732 shares, respectively	4,319	4,319
Less unamortized cost of non-vested stock awards	5,887	3,075

Total stockholders’ equity	756,183	683,678

	$1,773,384	$1,644,892

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$89,643	$56,544
Adjustments to reconcile net income to cash provided by operating activities -
Income from discontinued operations, net of tax	(10,743)	(3,481)
Depreciation, depletion and amortization	67,750	45,967
Impairment of proved oil and gas properties	—	3,915
Accretion	3,539	3,247
Dry hole costs, impairments of unproved oil and gas properties and other	12,010	5,684
Provision for deferred income taxes	5,467	2,089
Foreign currency exchange (gain) loss	2,335	(826)
Gain on dispositions of assets	(16)	(55)
Loss on early extinguishment of debt	—	9,903
Stock compensation	3,130	5,938
Losses on derivative transactions	43,444	444
Other non-cash items included in net income	613	647
Increase in receivables	(18,928)	(16,675)
Increase (decrease) in payables and accrued liabilities	(10,618)	1,744
Other working capital changes	(2,296)	4,708

Cash provided by continuing operations	185,330	119,793
Cash provided by discontinued operations	—	22,415

Cash provided by operating activities	185,330	142,208

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures -
Oil and gas properties	(132,743)	(95,744)
Gathering systems and other	(1,440)	(1,430)
Payments on non-hedge derivative transactions	(12,841)	—
Other	(8,266)	(913)

Cash used by investing activities – continuing operations	(155,290)	(98,087)
Cash used by investing activities – discontinued operations	—	(16,123)

Cash used by investing activities	(155,290)	(114,210)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	8,565	4,029
Purchase of treasury stock	—	(129)
Redemption of 9 3/4% Senior Subordinated Notes due 2009	—	(157,313)
Advance on revolving credit facility and other borrowings	45,000	294,000
Payments on revolving credit facility and other borrowings	(45,000)	(144,900)
Dividends paid	(6,626)	(5,798)
Other	106	(3,052)

Cash provided (used) by financing activities	2,045	(13,163)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(502)	634

NET INCREASE IN CASH AND CASH EQUIVALENTS	31,583	15,469

CASH AND CASH EQUIVALENTS, beginning of period	124,221	32,264

CASH AND CASH EQUIVALENTS, end of period	$155,804	$47,733

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

SUMMARY OPERATING DATA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
PRODUCTION:
Oil (MBbls) -
U.S. (b)	1,727	1,532	3,191	3,045
Argentina (a) (c)	3,017	2,434	6,101	4,875
Bolivia (a)	15	21	30	41
Yemen (a)	342	59	703	59

Continuing operations	5,101	4,046	10,025	8,020

Canada	—	215	—	450

Total	5,101	4,261	10,025	8,470
Gas (MMcf) -
U.S. (b)	7,141	7,125	14,824	13,365
Argentina (c)	2,228	2,147	4,381	4,179
Bolivia	1,236	1,829	2,567	3,548

Continuing operations	10,605	11,101	21,772	21,092

Canada	—	3,868	—	7,806

Total	10,605	14,969	21,772	28,898

MBOE from continuing operations	6,869	5,896	13,654	11,535

Total MBOE	6,869	6,756	13,654	13,286

(a)	Oil production (in MBbls) before the impact of changes in inventories:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Argentina	3,032	2,455	5,856	4,931
Bolivia	14	22	27	43
Yemen	391	108	735	109

(b)	U.S. production for the three months and six months ended June 30, 2005, is estimated to have been reduced as a result of mudslides in Ventura County, California by 36 MBbls of oil and 66 MMcf of gas, or 47 MBOE, and 228 MBbls of oil and 304 MMcf of gas, or 279 MBOE, respectively.
(c)	Argentina production for the three months and six months ended June 30, 2004, is estimated to have been reduced as the result of a labor strike by 200 MBbls of oil and 165 MMcf of gas, or 228 MBOE and 365 MBbls of oil and 300 MMcf of gas, or 415 MBOE, respectively.

MBbls	- thousand barrels
MMcf	- million cubic feet
MBOE	- thousand barrels of oil equivalent

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

SUMMARY OPERATING DATA

(Continued)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Average Sales Price (including impact of hedges):

Oil (per Bbl) -
U.S.	$38.36	$27.12	$36.82	$27.53
Argentina	33.83	30.29	32.67	29.62
Bolivia	22.62	24.67	22.87	24.26
Yemen	51.02	29.15	48.57	29.15
Continuing operations	36.48	29.04	35.08	28.80

Canada	—	28.80	—	28.30

Gas (per Mcf) -
U.S.	$6.68	$5.45	$6.32	$5.24
Argentina	0.96	0.66	0.86	0.58
Bolivia	1.87	1.54	1.78	1.62
Continuing operations	4.92	3.88	4.69	3.70

Canada	—	5.02	—	4.85

Average Sales Price (excluding impact of hedges):

Oil (per Bbl) -
U.S.	$45.55	$34.54	$44.07	$33.54
Argentina	33.83	30.29	32.67	29.62
Bolivia	22.62	24.67	22.87	24.26
Yemen	51.02	29.15	48.57	29.15
Continuing operations	38.91	31.85	37.39	31.08

Canada	—	33.94	—	32.29

Gas (per Mcf) -
U.S.	$6.80	$5.52	$6.29	$5.28
Argentina	0.96	0.66	0.86	0.58
Bolivia	1.87	1.54	1.78	1.62
Continuing operations	5.00	3.92	4.67	3.72

Canada	—	5.02	—	4.85

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

REVISED 2005 TARGETS

	Previous 2005 Targets	Revised 2005 Targets(c)
Oil production (MMBbls):
U.S.	6.0	6.3
Argentina	12.3 (e)	12.3 (e)
Bolivia	0.1	0.1
Yemen	1.4	1.6
Total	19.8	20.3

Gas Production (Bcf):
U.S.	28.3	28.4
Argentina	8.5	8.5
Bolivia	5.0	5.0
Total	41.8	41.9

Total MMBOE	26.8	27.3

Assumed NYMEX(a) prices:
Oil	$50.00	$55.00
Gas	$6.50	$7.00

Net realized price (before impact of hedging) as a percent of NYMEX(a) - Total Company:
Oil	71%	74%
Gas	68%	70%

DD&A per BOE (oil and gas only)	$4.85	$5.00
G&A per BOE	$2.45	$2.40

Production, transportation and storage costs per BOE	$7.25	$7.25
Production, ad valorem and export taxes per BOE	3.05	3.55

Total LOE per BOE	$10.30	$10.80

Non-Acquisition Capital Spending Budget (in millions)	$250	$285

Cash Flow (before all exploration expenses, working capital changes and current taxes associated with property sales) (in millions) (d)	$354	$435

EBITDAX (in millions)(b)(d)	$486	$586

MMBbls	– million barrels
Bcf	– billion cubic feet
MMBOE	– million barrels of oil equivalent

(a)	NYMEX

Oil - Average of the daily settlement price per barrel for the near-month contract for light crude oil as quoted on the New York Mercantile Exchange.

Gas - Average of the settlement price per MMBtu for the last three trading days for the applicable contract month for natural gas as quoted on the New York Mercantile Exchange.

(b)	EBITDAX: Earnings before interest, taxes, DD&A, impairments, exploration expenses, cumulative effect of change in accounting principle, loss on early extinguishment of debt, gains/losses on property sales and other non-cash items.
(c)	Targets do not reflect any future acquisitions or dispositions of assets. Targets reflect the impact of existing hedges. See “2005 Targets Updated” and “Forward-Looking Statements” elsewhere in the release.
(d)	The targets for non-GAAP financial measures are not reconciled to the most directly comparable GAAP financial measure as the company does not establish targets for such GAAP financial measures.
(e)	Includes sales volumes of 400,000 barrels for an expected decrease in oil inventories.

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

COMMODITY DERIVATIVE STATUS

OIL PRICE SWAPS

Quarter Ending	Barrels	NYMEX Reference Price $ Per Bbl
September 30, 2005	1,269,600	35.57
December 31, 2005	1,269,600	34.88

March 31, 2006	427,500	37.39
June 30, 2006	432,250	36.80
September 30, 2006	437,000	36.32
December 31, 2006	437,000	35.93

March 31, 2007	189,000	34.26
June 30, 2007	63,700	39.66
September 30, 2007	64,400	39.38
December 31, 2007	64,400	39.10

GAS PRICE SWAPS

Quarter Ending	MMBtu	NYMEX Reference Price $ Per MMBtu
September 30, 2005	1,186,800	6.17
December 31, 2005	1,186,800	6.37

March 31, 2006	243,000	6.47
June 30, 2006	245,700	6.47
September 30, 2006	248,400	6.47
December 31, 2006	248,400	6.47

March 31, 2007	225,000	6.00
June 30, 2007	227,500	6.00
September 30, 2007	230,000	6.00
December 31, 2007	230,000	6.00

GAS PRICE COLLARS

MMBtu For July to December 2005	NYMEX Floor Reference Price $ Per MMBtu	NYMEX Cap Reference Price $ Per MMBtu
920,000	6.00	6.80
1,840,000	6.00	8.02
920,000	6.00	8.73
1,840,000	6.00	9.21

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

Cash flow, a non-GAAP measure, represents cash provided by operating activities before the impact of discontinued operations, changes in working capital items related to operating activities, all exploration costs and further adjusted for payments on derivative transactions no longer qualifying for hedge accounting which are reflected as investing activities under GAAP. This non-GAAP measure is presented because management believes it is a useful adjunct to cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). This non-GAAP cash flow measure is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities and to service debt and is comparable to targets established by the company. This non-GAAP measure is not a measure of financial performance under GAAP and should not be considered as an alternative to cash provided (used) by operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.

EBITDAX is also presented below because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities and to service or incur debt. Management also views the non-GAAP measure of EBITDAX as a useful tool for comparison of the company’s financial indicator with those of peer companies and is comparable to targets established by the company. EBITDAX should not be considered as an alternative to net income or cash provided by operating activities, as defined by GAAP. The following table reconciles cash provided by operating activities to cash flow and EBITDAX (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004
Cash provided by operating activities (GAAP measure)	$82,337	$57,758	$185,330	$142,208
Adjustments to remove the impact of:
Cash provided by discontinued operations	—	(12,402)	—	(22,415)
Changes in working capital items related to operating activities	29,570	20,646	31,842	10,223
Exploration geological and geophysical costs	3,685	1,681	5,745	2,881
Payments on derivative transactions included in investing activities	(8,492)	—	(12,841)	—

Cash flow (non-GAAP measure)	107,100	67,683	210,076	132,897

Current taxes	24,182	16,269	38,586	28,413
Interest expense	11,600	12,674	23,155	26,695

EBITDAX (non-GAAP measure)	$142,882	$96,626	$271,817	$188,005